UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

Current Report Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 30, 2013

HICKORY TECH CORPORATION
(Exact name of registrant as specified in its charter)

Minnesota	0-13721	41-1524393
(State or other jurisdiction of incorporation)	(Commission file number)	(I.R.S. Employer Identification No.)

221 East Hickory Street, P.O. Box 3248, Mankato, MN	56002-3248
(Address of principal executive offices)	(Zip Code)

(800) 326-5789
(Registrant's telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[  ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01          Entry into a Material Definitive Agreement.

On October 30, 2013, Hickory Tech Corporation announced the closing of its debt refinancing agreement for an aggregate credit facility of $165 million.

The debt refinancing is in the form of an amendment to the company's existing agreements. It includes the issuance of $135.3 million in secured term loans and a $30 million secured revolving credit facility, which has no outstanding debt or usage at this time. The term loans are structured in a Term Loan B facility, and are combined in the same credit agreement with the revolving credit facility.

Borrowings under the new credit agreement will bear interest at the company's election based on LIBOR or a base rate plus an applicable margin related to the company's leverage ratio. At the company's current leverage ratio, the applicable margin will be 2.75 percent for LIBOR loans and there is no LIBOR floor amount.

The company is required to make quarterly amortization payments of approximately $338,000 on the Term Loan B facility. The company has $135.3 million outstanding debt on October 30, 2013. All amounts outstanding on the revolving loan facility and Term Loan B facility will be due on Dec. 31, 2019.

This credit agreement includes new allowances for continued payment of HickoryTech dividends and common stock repurchases. The agreement also has been designed to provide incremental financing for business acquisitions that fit the company's growth plans.

As a result of the refinancing, HickoryTech will incur certain fees, as well as direct and incremental third-party costs of approximately $1.3 million. These costs will largely be capitalized and amortized over the remaining six years of the agreements.

The credit facility is secured by substantially all HickoryTech assets. It includes financial covenants which require HickoryTech to maintain a leverage ratio of less than 3.5 to 1.0, with gradual declines in this ratio after 2014, and a debt service coverage ratio of greater than 2.5 to 1.0.

Lenders of the new credit facilities include: CoBank ACB as administrative agent, lead arranger, bookrunner and a lender; Union Bank, N.A. as co-syndication agent and lender; Sun Trust Bank, N.A. as co-syndication agent and lender, Associated Bank, N.A. as lender and four Farm Credit System Institutions as lenders.

Item 2.03       Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information contained in Item 1.01 of this report is incorporated herein by reference.

Item 9.01.         Financial Statements and Exhibits.

(c)            Exhibits.
10.1
AGREEMENT REGARDING AMENDMENTS TO LOAN DOCUMENTS, dated as of October 30, 2013, by and among HICKORY TECH CORPORATION, the Lenders who are or may become party to this Agreement, and COBANK, ACB, as Administrative Agent for the Lenders.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.
Date:  October 30, 2013

HICKORY TECH CORPORATION

By: /s/ John W. Finke
John W. Finke, President and Chief Executive Officer

By: /s/ David A. Christensen
David A. Christensen, Senior Vice President and Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description
10.1
AGREEMENT REGARDING AMENDMENTS TO LOAN DOCUMENTS, dated as of October 30, 2013, by and among HICKORY TECH CORPORATION, the Lenders who are or may become party to this Agreement, and COBANK, ACB, as Administrative Agent for the Lenders.